As filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-106506

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWEST WATER COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	95-1840947
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

225 North Barranca Avenue, Suite 200

West Covina, California 91791-1605

(626) 915-1551

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard J. Shields

Chief Financial Officer

Southwest Water Company

225 North Barranca Avenue, Suite 200

West Covina, California 91791-1605

(626) 915-1551

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Cynthia A. Rotell

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

(213) 485-1234

Approximate date of commencement of proposed sale to the public:    From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Unit(3)(4)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(5)

Common Stock, par value $.01 per share	1,108,033 shares	$14.10	$15,623,265	$1,264.00

(1)	This Registration Statement also includes preferred share rights to purchase shares of the Registrant’s capital stock. These preferred share rights are not currently separable from the shares of the Registrant’s common stock and are not currently exercisable.
(2)	This Registration Statement shall also cover any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which result in an increase in the number of outstanding common shares of the Registrant.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
(4)	Based upon the average of the high and low sales prices of shares of the Registrant’s common stock reported on the Nasdaq National Market on June 19, 2003.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED August 29, 2003

PRELIMINARY PROSPECTUS

Up to 1,108,033 SHARES

SOUTHWEST WATER COMPANY

COMMON STOCK

This prospectus relates solely to the resale of up to an aggregate of 1,108,033 shares of our common stock, par value $0.01 per share, that may be sold from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders. Please see “Selling Stockholders” and “Plan of Distribution” for information about the selling stockholders and the manner of offering of the common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “SWWC”. The last reported sales price for our common stock on August 28, 2003 was $14.15 per share.

Investing in shares of our common stock involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2003.

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You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. You should assume that information in this prospectus or in any prospectus supplement is accurate as of the date on their respective covers. Neither the delivery of this prospectus, nor any sale made under this prospectus, will under any circumstances imply that the information in this prospectus and in any prospectus supplement is correct as of any date after the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

All references in this prospectus to “Southwest Water Company,” the “Company,” “our Company,” “we,” “us,” or “our” mean and include Southwest Water Company and its subsidiaries.

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SOUTHWEST WATER COMPANY

Southwest Water Company was incorporated in California in 1954. We reincorporated in Delaware in 1988. We provide a broad range of services including water production and distribution, wastewater collection and treatment, public works services, customer billing and service, and utility submetering. We provide services to more than two million people in 31 states. Our business is segmented into two operating groups: our Utility Group, which owns and operates regulated water and wastewater utilities, and our Services Group, which primarily provides operations, maintenance, and construction services for water and wastewater facilities.

Our Utility Group owns and operates rate-regulated public water and wastewater utilities in California, New Mexico and Texas. State and federal agencies issue regulations regarding standards of water quality, safety, environmental and other matters which affect these operations, as well as establish the rates that we can charge for our water and wastewater services.

Our Services Group operates our contract service businesses in which we operate and maintain water supply and wastewater treatment facilities owned by cities, public agencies, municipal utility districts and private entities primarily in Texas, New Mexico, California, Colorado, Mississippi and Georgia. We also provide utility submetering and billing and collection services in numerous states. While state and federal agencies issue regulations regarding standards of water quality, safety, environmental and other matters which affect these operations, the Services Group prices are not subject to regulation.

Our principal executive offices are located at 225 North Barranca Avenue, Suite 200 West Covina, California 91791-1605 and our telephone number is (626) 915-1551.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, before investing in our common stock.

Risks Related to our Common Stock

Our outstanding indebtedness may adversely affect our financial condition and the value of our common stock.

We have a substantial amount of indebtedness, which bears interest at various rates. This indebtedness poses risks to the holders of our common stock, including the risks that:

•	A substantial portion of our cash flow will be dedicated to the payment of interest on our existing and future indebtedness;

•	Our indebtedness may impair our ability to obtain financing in the future or to make dividend payments on our common stock;

•	Our indebtedness may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures; and

•	Increased interest rates may adversely affect our results of operations.

We are a holding company that depends on cash flow from our subsidiaries to meet our obligations.

As a holding company, we conduct all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of any dividends to the holders of our common stock. Our subsidiaries have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

The market price of our shares of common stock could be volatile.

A number of factors could cause the market price of our common stock to fluctuate significantly, including:

•	Our announcement of significant acquisitions, strategic partnerships or capital commitments;

•	Changes in earnings estimates or recommendations by research analysts;

•	Changes in our dividend;

•	Changes in general conditions or trends in the water industry;

•	Natural disasters, terrorist attacks or acts of war;

•	Loss of a significant customer or a group of customers;

•	Changes in regulatory guidelines that restrict our operations, including the rates we charge our customers;

•	Adverse or unfavorable publicity regarding us or our services; and

•	Costs associated with adverse claims or litigation;

•	Additional issuances of debt or stock by us or significant sales of stock by our existing stockholders.

Risks Related to Our Business

Risk Factors that impact our Utility Group operations

Weather conditions can impact the financial results of our Utility Group.

Rainfall and weather conditions affect our utility operations, with most water consumption occurring during the summer months when weather tends to be hot and dry. During this period, our marginal costs of water may exceed our marginal revenues as we use higher-cost purchased water to meet customer demand. Therefore, while our revenues may increase, we may experience lower profit margin ratios during periods of peak demand.

Drought or unusually wet conditions may also adversely impact our results of operations. During a drought, we may experience both lower revenues, due to consumer conservation efforts, and higher water costs, due to supply shortages. Since a fairly high percentage of our water is used outside our customers’ homes, unusually wet conditions could result in decreased customer demand and lower revenues. Consequently, the results of operations for one quarter should not be used to predict the results of future quarters.

Changes in the regulatory environment, including restrictions on the rates we are allowed to charge customers, may adversely affect our results of operations.

Our water and wastewater utilities are subject to regulation by governmental agencies which establish the rates that we may charge our customers. These rates are intended, in concept, to permit our utilities to recover operating costs and earn a rate of return on our investment in utility plant and equipment. State regulatory agencies set the rules and policies that allow our utilities to request increased rates as expenses or investment needs increase. These rules and policies may require that we estimate future expenses, or may require that we incur specific expenses before there can be a change in rates. As a result, our revenues and earnings may fluctuate depending on the accuracy of our estimates, timing of our investments or expenses, the timing of our request for, and success, if any, in receiving approval for rate increases, or other factors.

The regulatory agencies may change their rules and policies, which may adversely impact our business and results of operations. In some states regulators are elected by popular vote, and the results of elections may result in changes to the rules and policies of the agency. For example, as discussed in Part C. 2) e. of our Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 Annual Report”), the California Public Utility Commission (the “CPUC”) effected changes to the balancing account procedures in late 2001 which impacted our earnings in 2002.

We own assets in areas subject to natural disasters.

Some of our utility operations are located in areas subject to earthquakes and other natural disasters. A significant seismic event or other natural disaster could adversely impact our ability to service our customers.

We are subject to regulatory and environmental risks and may not be able to provide an adequate supply of water to our customers.

Several factors impact our ability to provide water to our customers. The first factor is our ability to find water that meets all federal and state regulatory water quality standards. We face contamination and pollution issues regarding our water supplies. Improved detection technology, increasingly stringent regulatory requirements, and heightened consumer awareness of water quality issues contribute to an environment of increased focus on water quality. We cannot assure you that we will be able in the future to reduce the amounts of contaminants in our wells to acceptable levels. In addition, the standards that we must meet are constantly changing and becoming more stringent. For example, in February 2002, the U.S. Environmental Protection Agency lowered the arsenic standard in drinking water from 50 parts per billion to 10 parts per billion. As discussed in Part C. 2) c. of the 2002 Annual Report, if we cannot find an adequate treatment method to reduce arsenic in our New Mexico utility’s well water, we would have to find alternative sources of supply.

Each of our utilities obtains its water from various sources. The preferred source is pumping water from aquifers within our service areas. In the event that our wells cannot meet the customer demand, we have the ability to purchase water from surrounding municipalities, agencies and other utilities. However, these alternative sources of supply may not always have an adequate supply available to us to meet our needs. For example, our California utility purchases water from the Metropolitan Water District of California, which receives water from the Colorado River. In 2003, the US Department of the Interior restricted the amount of water that California may receive from the Colorado River. This restriction may impact the amount of water that the Metropolitan Water District can sell to our utility in the future. We cannot assure you that we will always have access to an adequate supply of water that will meet all quality standards, or that the cost of our water will not adversely affect our results of operations.

We need access to capital to continue to invest in our utility assets.

To meet both the regulatory requirements for rate increases and environmental challenges we need to continue our investment in utility plant and property. Currently, we obtain the funds for our capital projects from the sale of stock and other equity related securities, our cash flow from operations, contributions by developers and the use of both short and long-term debt. In the event that any of these sources were not available, or if we could not raise the capital in a manner acceptable to the regulators, our results of operations could be adversely affected.

Risk factors that impact our Services Group operations

We operate in a competitive market with low operating margins.

Our Services Group competes with several larger companies whose size, stronger financial position, customer base, technical expertise and capital resources may restrict our ability to compete successfully for certain operations and maintenance contracts.

Our utility submetering, installation, billing and collection business is also highly competitive. The submetering industry does not typically use long-term contracts and management companies and owners of multi-family dwellings periodically change billing and collection companies. In addition, our utility submetering company competes with several larger competitors whose size, customer base and capital resources may restrict our ability to compete successfully for certain contracts. Submetering is a relatively new industry and may attract other large competitors.

Due to the very competitive environment of the water and wastewater market, maintenance services market and submetering market, we operate in a low margin environment. We must accurately estimate the cost and profitability of each project while, at the same time, maintain prices at a level low enough to compete with other large companies. Our inability to do so could adversely impact our future revenue growth and results of operations.

Our revenue growth depends on our ability to enter into new, and maintain our existing, operating contracts with cities, agencies and municipal utility districts.

In the United States, municipalities own and operate the majority of water and wastewater systems. A significant portion of our Services Group’s marketing and sales efforts is spent demonstrating the benefits of contract operations to elected officials and municipal authorities. Employee unions and certain “public interest” groups generally oppose the principle of outsourcing and are active opponents in this process. The political environment means that decisions are made based on many factors, not just economic factors.

Because we are selling in a political environment, we are subject to changing trends and municipal preferences. Terrorist acts have affected some political viewpoints relative to outsourcing of water or wastewater utility services. Our revenue growth depends upon our ability to capture new, as well as renew existing, operating contracts with cities, agencies and municipal utility districts.

Our business depends on trained, qualified employees.

State regulations set the staff training, experience and staff qualification standards required for our employees to operate specific water and wastewater facilities. We must recruit, retain, and develop qualified employees, maintain training programs and support employee advancement. We must provide the proper management and operational staff, finding state-certified and qualified employees to support the operation of water and wastewater facilities. Failure to do so could put us at risk, among other things, for operational errors at the facilities, for improper billing and collection processes, and for loss of contracts and revenues.

Risk of events such as hurricanes, tornadoes and floods may impact our results of operations.

Our Services Group contract operations can be impacted by heavy rainfall which may limit our ability to perform certain billable work such as pipeline maintenance, manhole rehabilitation and other outdoor services. Severe weather conditions, such as hurricanes, tornadoes and floods, may result in additional labor and material costs that may not necessarily be recoverable under our fixed-price operations and maintenance (O&M) contracts, and may adversely impact our results of operations.

Our Services Group contracts have certain performance risks.

Our Services Group operating contracts require specified levels of service to our clients. If we are unable to provide such services, the client may refuse payment, terminate the contract and may initiate a claim against us. Should we fail in providing these services properly, it may adversely impact our results of operations.

Additionally, in certain circumstances our submetering business may use estimates in calculating invoices sent to tenants on behalf of our landlord clients. These estimates may involve allocations of common area space, extrapolation of usage data, allocation of usage between billing periods, correction of incorrect meter readings, and usage allocation based upon facility size, tenant load, occupancy term and other factors. We cannot assure you that we will not face claims regarding the use of such estimates, which may impact our results of operations.

Services Group contracts for the design and construction of water and wastewater projects may expose us to certain completion and performance risks.

We have entered into, and may continue to enter into, design and construction contracts for water and wastewater facilities. These construction activities may involve risks, including shortages of materials and labor, work stoppages, labor relations disputes, weather interference, engineering, environmental, permitting or geological problems and unanticipated cost increases for reasons beyond our control. These issues could give rise to delays, cost overruns or performance deficiencies, or otherwise adversely affect the design, construction or operation of the project.

Certain of our contracts are fixed-price contracts, where we may bear all, or a significant portion of, the risk for cost overruns. Under these fixed-price contracts, contract prices are established in part based on fixed, firm subcontractor quotes or contracts and on cost and scheduling estimates. These estimates may be based on a number of assumptions, including assumptions about prices and availability of labor, equipment and materials, and other issues. If these subcontractor quotations or cost estimates prove inaccurate, or if circumstances change, cost overruns may occur, and we could experience reduced profits or, in some cases, a loss for that project. There can be no assurance that we can avoid additional costs under these types of contracts.

We may have contracts where we guarantee project completion by a scheduled date. At times, we may guarantee that the project, when completed, will achieve certain performance standards. If we subsequently fail to complete the project as scheduled, or if the project subsequently fails to meet guaranteed performance standards, we may be held responsible for cost impacts and/or penalties to the client resulting from any delay or for the costs to cause the project to achieve the performance standards. To the extent that these events occur, and are not due to circumstances for which the customer accepts responsibility, and cannot be mitigated against performance bonds or our subcontractor contracts, the total costs of the project would exceed our original estimates and we could experience reduced profits or, in some cases, a loss for the project.

Our customers may require us to secure performance and completion bonds for certain contracts and projects. Since September 2001, the market environment for surety companies has become more risk averse. We secure performance and completion bonds for our contracts from these surety companies. To the extent we are unable to obtain bonds, new contracts would not be awarded to us and as a result, we could experience reduced revenues. There can be no assurance that we can secure performance and completion bonds on new future projects, or obtain bond renewals on existing contracts or projects.

We may manage engineering and construction activities for water and wastewater facilities where design, construction or systems failures can result in injury or damage to third parties. Any liability in excess of claims against our subcontractors, the performance bonds and our insurance limits at facilities so managed could result in liability claims against us, which may adversely impact our results of operations. In addition, if there is a customer dispute regarding our performance of project management services, the customer may decide to delay or withhold payment to us. If we were ultimately unable to collect these payments, our financial results would be adversely affected.

We use third party equipment and subcontractors.

Our submetering business relies on third parties for certain product design, product manufacture and assembly, and product installation and service. In selecting these third party service providers we attempt to ensure that they will provide a service that meets high quality standards. We receive guarantees from certain of these vendors, but we cannot guarantee you that such guarantees protect us from the risk of quality failure in the design, manufacture, and installation of submetering equipment. We cannot assure you that we will not face claims regarding product and installation quality for equipment placed in service either before our after our acquisition of our submetering business. Such claims could have an adverse impact on our results of operations.

Our Services Group is subject to environmental and water quality risks.

Our clients, municipalities or public agencies, are the owners of the facilities that we operate under contract. These facilities must be operated in accordance with various Federal and state water quality standards. We also handle certain hazardous materials at these facilities, primarily chlorine gas. Any failures of our operation of the facilities, including sewage spills, noncompliance with water quality standards, hazardous material leaks and spills, and similar events, could expose us to environmental liabilities, claims and litigation costs. We cannot assure you that we will successfully manage these issues, and failure to do so could have a material adverse effect on our future results of operations.

We operate a large fleet of vehicles that could expose us to liabilities.

The Services Group operates a fleet in excess of 500 vehicles. In the aggregate, our employees drive millions of miles each year. We are subject to vehicle risks associated with operating a large fleet, including automobile accidents injuring our employees, damaging our vehicles, damaging other property, or injuring others. If we are not successful in managing this large fleet, it could have a material adverse impact on our results of operations.

Our operating costs may rise faster than our revenues.

Many of our contracts with municipalities include contractual price increases tied to national consumer price indices. However, our costs are subject to market conditions and other factors, which may increase significantly higher than a generalized inflation index or a price index. The largest component of our operating costs is made up of salaries and wages. These costs are impacted by the local supply and demand for qualified labor. Other large components of our costs are workers compensation insurance, employee benefits and health insurance costs. These costs may increase at rates higher than a price index and may have a material adverse effect on our future results of operations.

Our operating contracts may be cancelled, reducing our revenues and backlog.

Our Services Group revenue backlog consists of new and existing contracts. We include new contracts in the backlog when both the client and we have signed a contract. Revenues included in our backlog may be realized over a multi-year period. The O&M contracts signed by our Services Group typically have durations of three to five years, and the uncompleted portion of these existing contracts is reflected in the backlog. Although our Services Group financial performance tends to experience high renewal rates, municipalities and cities periodically change operators or terminate outsourcing at the end of a contract. The inability to renew existing contracts could have a material adverse impact on our Services Group. In addition, a municipality could cancel a long-term contract without notice. This would result in loss of revenues and could involve us in litigation if a breach of contract occurs.

Other risk factors

Our capital resources may restrict our ability to operate and expand our business.

As of June 30, 2003, we had aggregate lines of credit totaling $28,000,000 consisting of three separate unsecured lines of credit from three commercial banks. These lines typically expire every two years, however, as a practice, the Company has in the past renewed the lines each year. We may be unable to renew our credit facilities when they expire. We may be unable to execute additional financing alternatives with terms that we find acceptable.

If we are unable to renew our existing lines of credit, or if we are unable to secure additional financing sources, our capital spending would be reduced or delayed, and any future acquisitions would be delayed or eliminated. While we have the ability to take these actions, these actions could adversely affect our operations and results of operations. If these actions were insufficient to mitigate the affect of non-renewal of our credit facilities, and we were unable to repay our lines of credit, this could cause us to become in breach of certain contracts, which could have an adverse affect on our operations and results of operations, as well as expose us to risks of litigation.

If we continue to grow, we may fail to manage our growth or we may fail to effectively manage the growth we have experienced.

During the past few years, we have expanded our business both through internal growth and through acquisitions. We may actively seek acquisitions and joint ventures in each of our operating groups. The success of our future business development and growth opportunities depends on our ability to attract and retain experienced and qualified persons to operate and manage any new business ventures. We cannot assure you that we will successfully manage the growth we have experienced, and failure to do so could have a material adverse effect on our results of operations.

Our business may be impacted by the general economic conditions of real estate development in the United States.

Both our Services Group and our Utility Group operations are impacted by the general economic conditions for real estate and the pace and location of real estate development activities within the United States. Increases in the number of water and wastewater connections, connection fees and billing and collection accounts are the result of expanded real estate development in areas we serve. We have little or no ability to control the pace and location of real estate development activities which affect our business. We cannot assure you that we will be able to continue to increase the number of customer connections and accounts, which may adversely affect our revenue growth.

We are subject to increasing costs of producing products and services.

The cost of water (whether produced from our own wells or purchased from outside sources), electric power and natural gas represents a substantial portion of the combined operating costs of our water utilities. Purchased water is significantly more expensive than water produced by our utilities. As a result, our utilities attempt to produce as much as possible of the water it delivers and to use water purchases only to supplement its own production. Factors such as drought, water contamination issues and customer demand can increase water purchases and the overall cost of water for our utilities. Such factors are not within our control and may adversely affect our results of operations if we are unable to obtain rate increases from a regulatory agency.

        Electric power costs in California have increased dramatically in the last two years and may continue to increase in the near term. The cost of natural gas has increased in the United States in recent years. Our response to these increases includes utilizing energy-efficient techniques, new and better equipment and seeking rate relief from the regulating agencies. We may not, however, have the ability to offset the effect of these cost increases. Continued increases in the costs of these services may adversely affect our results of operations. Such factors are not within our control and may adversely affect our results of operations if we are unable to obtain rate increases from regulatory agencies.

Our operations are subject to certain risks due to their location.

We own and/or operate water and wastewater facilities in numerous locations in eight or more states and, consequently, we are subject to weather, political, water supply, labor supply, utility cost, regulatory, economic, environmental and other risks in the areas we service. We cannot control these risks, which may adversely affect our results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements. You should carefully review all information, including the information included in the section entitled “Risk Factors” and the financial statements and the related disclosures incorporated by reference in this prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock sold pursuant to this prospectus. We will not receive any proceeds from these sales.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized Shares

Under our Restated Certificate of Incorporation, we are currently authorized to issue 25,000,000 shares of common stock, par value $0.01 per share and 250,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of August 28, 2003, there were 10,969,325 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters voted on by stockholders, including the election of directors. Holders of common stock are entitled to receive such dividends, if any, subject to the outstanding preferred stock or other rights of our preferred stock that may be issued from time to time, as may from time to time be declared by our board of directors out of funds legally available therefrom. Upon liquidation or dissolution, the holders of common stock will be entitled to share ratably in the assets legally available for the distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of our common stock do not have subscription, sinking fund, preemptive, redemption or conversion privileges under our Restated Certificate of Incorporation. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock that is issued or may be issued in the future.

Preferred Stock

As of August 28, 2003, there were 10,108.75 Series A Preferred shares outstanding. Series A Preferred stockholders are entitled to annual dividends of $2.625 per share and are entitled to five votes per share on all matters voted on by the stockholders.

Warrants

In February 2000, the Company issued stock purchase warrants entitling the holders thereof to purchase up to 97,674 shares of common stock at a price of approximately $9.16 per share in connection with the purchase of a water system from the City of West Covina, California.

Stockholder Rights Plan

In 1998, we adopted a Stockholder Rights Plan and have issued, for each share of our common stock, one preferred share purchase right, or a Right. As long as the Rights are attached to our common stock, we will issue one Right (subject to adjustment) with each new share of common stock so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one one-hundredth of a share of Series B Junior Participating Preferred Stock, or Preferred Share, at an original price of $65.00 per one one-hundredth of a Preferred Share, subject to adjustment. For further information, see the Stockholder Rights Plan, which is incorporated by reference in this prospectus to our Report on Form 8-K filed with the SEC on April 24, 1998.

SELLING STOCKHOLDERS

We originally issued all of the shares of our common stock offered by this prospectus to the selling stockholders in a private placement transaction. The selling stockholders, which term includes transferees, pledges, donees and successors, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock registered on the Registration Statement of which this prospectus is a part.

The following table sets forth information in respect to each selling stockholder’s beneficial ownership of our common stock as of August 28, 2003. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power with respect to their securities. The information in the table concerning the selling stockholders who may offer common stock under this prospectus from time to time is based on the information provided by these selling stockholders. Information concerning these selling stockholders may change from time to time and any changes of which we are advised will be set forth in a prospectus supplement to the extent required. The number of shares in the column labeled “Number of Shares of Common Stock Being Offered by this Prospectus” represents all of the shares that each selling stockholder may offer under this prospectus. The table assumes that the selling stockholders sell all of the shares being offered by this prospectus. We are unable to determine the exact number of shares that will actually be sold and the selling stockholders may sell all, some or none of the common stock being offered. None of the selling stockholders have had a material relationship with us or any of our affiliates during the past three years. See “Plan of Distribution”.

Pursuant to a securities purchase agreement between us and the selling stockholders, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, we agreed to file the Registration Statement to register the resale of the shares of common stock by the selling stockholders.

Each selling stockholder’s percentage ownership in the following table is based on 10,969,325 shares of common stock issued and outstanding as of August 25, 2003.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Being Offered by this Prospectus	Shares of Common Stock Beneficially Owned After the Offering
			Number	Percentage
T. Rowe Price Small-Cap Value Fund, Inc. (1)	854,017	554,017	300,000	2.7%
The Riverview Group, LLC	323,176	323,176	0	—
ZLP Master Technology Fund, Ltd.	184,672	184,672	0	—
Camden Partners Limited Partnership	46,168	46,168	0	—

(1)	T. Rowe Price Associates, Inc., the investment advisor to T. Rowe Price Small Cap Value Fund, Inc., exercises voting and investment power with respect to the shares of our common stock that T. Rowe Price Small Cap Value Fund, Inc. is offering in this prospectus.

PLAN OF DISTRIBUTION

We have registered the 1,108,033 shares of our common stock offered by this prospectus on behalf of the selling stockholders. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. The selling stockholders are responsible for paying any commissions, discounts or other brokerage fees incurred in connection with their sale of any of the shares.

The shares of common stock may be sold from time to time by the selling stockholders, including their transferees, pledgees or donees or other successors in interest who are otherwise entitled to resell the shares using this prospectus (all of whom are referred to as “selling stockholders”) in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	In the over-the-counter market;

•	In ordinary brokers’ transactions;

•	In transactions on the Nasdaq National Market System;

•	In private transactions and transactions other than on these exchanges or systems;

•	In connection with the short sale of shares;

•	By pledge to secure debt and other obligations;

•	Through the writing of options, whether the options are listed on an options exchange or otherwise;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	Through a combination of any of the above transactions or any other method permitted pursuant to applicable law.

The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages, liabilities and expenses, including liabilities under the Securities Act.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be “underwriters” within the meaning of the Securities Act. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by the broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the rules of the SEC, any person engaged in the distribution of our common stock may not simultaneously buy, bid or attempt to induce any other person to buy or bid for our common stock in the open market for a period of time prior to the beginning of the distribution as provided in Regulation M promulgated under the Securities Act of 1934. The rules and regulation under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

Because the selling stockholders may be deemed underwriters, each selling stockholder must deliver this prospectus or any prospectus supplement in the manner required by the Securities Act.

VALIDITY OF COMMON STOCK

The validity of the common stock offered by this prospectus has been passed upon by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedules of Southwest Water Company as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. The report refers to a change in accounting for goodwill and other intangible assets in 2002 and adoption of SFAS No. 123 “Accounting for Stock-Based Compensation” in 2002 which resulted in the restatement of our consolidated financial statements for 2001 and 2000 in accordance with the retroactive restatement method under SFAS No. 148, “Accounting for Stock-Based Compensation—Transaction and Disclosure”, an amendment of SFAS No. 123.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. You also may inspect copies of these materials and other information about us at the Nasdaq National Market, 33 Whitehall Street, New York, New York 10004.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the time the selling stockholders stop offering the securities under this prospectus:

•	Report on Form 8-K filed April 24, 1998;

•	The description of our common stock contained in our Registration Statement on Form 8-B (File No. 0-8176) filed with the SEC on July 7, 1988, including any subsequently filed amendments and reports updating such description;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Proxy Statement for Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 3, 2003;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003;

•	Report on Form 8-K filed May 30, 2003; and

•	Quarterly Report on Form 10-Q for the period ended June 30, 2003.

Information furnished under Items 9 or 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

We have filed a Registration Statement on Form S-3 with the SEC under the Securities Act that registers the shares offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement. You should read the Registration Statement for further information about us and our common stock.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for such copies should be addressed to:

Southwest Water Company

225 N. Barranca Ave., Suite 200

West Covina, CA 91791-1605

Attention: Chief Financial Officer

Telephone Number: (626) 915-1551

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the common stock being registered (all amounts are estimated except the SEC registration fee):

SEC Registration Fee	$1,264.00
Printing Expenses	10,000.00
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	5,000.00
Miscellaneous Expenses	736.00

TOTAL	$37,000.00

Item 15. Indemnification of Directors and Officers.

Statutory Provisions

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director’s fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of a fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase or obtaining an improper personal benefit.

Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the DGCL. The indemnification provided by the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation limits our directors’ liability for monetary damages to us and our stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the DGCL as described above under

“Statutory Provisions.” Our Bylaws extend indemnification rights to the fullest extent authorized by the DGCL to directors and officers involved in any action, suit or proceeding where the basis of such involvement is such person’s alleged action in an official capacity or in another capacity while serving as a director or officer of our Company. Our Bylaws also permit us to maintain insurance to protect ourselves and any of our directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding whether or not we would have the power to indemnify the person under the DGCL. Our Bylaws also authorize us to enter into a contract with any of our directors, officers, employees or agents providing for indemnification rights equivalent to or, if our Board of Directors so determines, greater than, those provided for in our Bylaws.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.		Description of Exhibit

4.1	†	Restated Certificate of Incorporation dated April 29, 2002.

4.2		Amended and Restated Bylaws dated May 18, 2001 (incorporated by reference to Exhibit 3.2D to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.)

4.3		Stockholder’s Rights Plan dated April 6, 1998 (incorporated by reference to Registrant’s Report on Form 8-K filed with the Commission on April 24, 1998).

4.4	†	Form of Securities Purchase Agreement dated May 28, 2003 among the Registrant and the purchasers identified therein.

5.1	†	Opinion of Latham and Watkins LLP.

23.1	†	Consent of Latham and Watkins (included in Exhibit 5.1).

23.2		Consent of KPMG LLP, independent auditors.

24.1	†	Power of Attorney (included on signature page).
†	previously filed

(b) Financial Statement Schedules:

None.

Item 17. Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (the “Registration Statement”):

(i) To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”)

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs a.(1)(i) and a.(1)(ii) do not apply if the Registration Statement is on Form S-3, S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Covina, California on the 28th day of August 2003.

SOUTHWEST WATER COMPANY

By:	/s/ ANTON C. GARNIER
Anton C. Garnier President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of August 2003.

Signature	Title

* Anton C. Garnier	President, Chief Executive Officer and Director (Chief Executive Officer)

* Richard J. Shields	Chief Financial Officer (Principal Financial and Accounting Officer)

* James C. Castle	Director

* H. Frederick Christie	Director

* Linda Griego	Director

* Donovan D. Huennekens	Director

* Maureen A. Kindel	Director

* Peter J. Moerbeek	Secretary and Director

* Richard G. Newman	Director

*By:	/s/ ANTON C. GARNIER
Anton C. Garnier

Exhibit Index

Exhibit No.		Description of Exhibit

4.1	*	Restated Certificate of Incorporation dated April 29, 2002.

4.2		Amended and Restated Bylaws dated May 18, 2001 (incorporated by reference to Exhibit 3.2D to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.)

4.3		Stockholder’s Rights Plan dated April 6, 1998 (incorporated by reference to Registrant’s Report on Form 8-K filed with the Commission on April 24, 1998).

4.4	*	Form of Securities Purchase Agreement dated May 28, 2003 among the Registrant and the purchasers identified therein.

5.1	*	Opinion of Latham and Watkins LLP.

23.1	*	Consent of Latham and Watkins (included in Exhibit 5.1).

23.2		Consent of KPMG LLP, independent auditors.

24.1	*	Power of Attorney (included on signature page).
*	previously filed